EXHIBIT 5.1

WINSTON & STRAWN LLP

200 Park Avenue

New York, NY 10166-4193

July 22, 2005

IPIX Corporation

12120 Sunset Hills Road, Suite 410

Reston, Virginia 20910

Re:          Common Stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to IPIX Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 6,443,981 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which are to be offered for resale by the selling holders listed in the Registration Statement, all as more fully described in the Registration Statement.  The Shares comprise (i) 4,149,376 shares of common stock issued by the Company (the “Issued Shares”) pursuant to that certain Securities Purchase Agreement dated as of June 21, 2005, among the Company and the purchasers named therein (the “Purchase Agreement”), and (ii) 2,294,605 shares of common stock of the Company (the “Option Shares”) issuable (a) upon the exercise of those additional investment rights (the “Rights”) and warrants (the “Warrants”) issued pursuant to the Purchase Agreement and (b) upon the exercise of those warrants (the “Olympus Warrants”) issued and issuable to Olympus Securities, LLC (“Olympus”), pursuant to the placement fee agreement dated as of June 6, 2005, between the Company and Olympus.  The Shares may be sold from time to time by the holders thereof.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Registration Statement.

This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.  As to certain facts material to this opinion letter, we have relied without independent verification upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that:

1.             The Issued Shares are validly issued, fully paid, and non-assessable.

2.             The Option Shares, when issued in accordance with the terms of the Rights, the Warrants or the Olympus Warrants, as applicable, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the laws of the United States, the State of New York, and the General Corporation Law of the State of Delaware.  We express no opinion as to the application of the securities or blue sky laws of the various states to the offering of the Shares.  This opinion letter is based upon the currently existing statutes, rules, regulations and judicial decisions.

We hereby consent to the reference to our firm under the headings “Legal Matters” in the Prospectus and to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ WINSTON & STRAWN LLP